Exhibit 10.5

This document constitutes part of the prospectus covering securities that have been registered under the Securities Act of 1933.

ICF International, Inc.

2010 Omnibus Incentive Plan

Nonqualified Stock Option Award Agreement

THIS AGREEMENT, effective as of the Date of Grant set forth below, represents the grant of a Nonqualified Stock Option (a “Stock Option”) by ICF International, Inc, a Delaware corporation (the “Company”), to the Participant named below, pursuant to the provisions of the ICF International, Inc. 2010 Omnibus Incentive Plan (the “Plan”).

You have been selected to receive a grant of a Stock Option pursuant to the Plan, as specified below.

The Plan provides a complete description of the terms and conditions governing the Stock Option. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

The parties hereto agree as follows:

Participant:

Date of Grant:

Number of Shares Covered by This Stock Option:

Exercise Price:

Date of Expiration: [10-year anniversary]

1. Employment With the Company. Except as may otherwise be provided in Sections 4 or 5, the Stock Option granted hereunder is granted on the condition that the Participant remains an Employee of the Company or its Subsidiaries from the Date of Grant through (and including) the Vesting Date (referred to herein as the “Vesting Period”).

This grant of a Stock Option shall not confer any right to the Participant (or any other Participant) to be granted a Stock Option or other Awards in the future under the Plan.

2. Vesting of Stock Option. Except as hereinafter provided, the shares covered by this Stock Option shall vest according to the following schedule, provided the Participant has continued in the employment of the Company or its Subsidiaries through such anniversary or anniversaries.

(a)

33 1/3% of the Stock Options shall vest as of each anniversary of the grant date over a three-year period, beginning with the one-year anniversary of the grant date (each anniversary, a “Vesting Date”).

3. Exercise of Stock Option. Except as hereinafter provided, the Participant may exercise this Stock Option at any time after vesting (according to the vesting schedule set forth in Section 2 of this Agreement), provided that no exercise may occur subsequent to the close of business on the Date of Expiration (as defined on page 1 of this Agreement). This Stock Option may be exercised in whole or in part, but not for less than one hundred (100) shares at any one time, unless fewer than one hundred (100) shares then remain subject to the Stock Option, and the Stock Option is then being exercised as to all such remaining shares.

4. Termination of Employment.

(a)	By Death. In the event the employment of the Participant with the Company is terminated by reason of death, the portion of the Option not yet vested as of the date of death shall become immediately vested and exercisable. The entire Option shall remain exercisable at any time prior to its expiration date, or for one (1) year after the date of death, whichever period is shorter, by such person or persons as shall have been named as the Participant’s beneficiary, or by such persons that have acquired the Participant’s rights under the Options by will or by the laws of descent and distribution.

(b)	By Disability. In the event the employment of the Participant with the Company is terminated by reason of Disability, the portion of the Option not yet vested as of the date of termination shall become immediately vested and exercisable. The entire Option shall remain exercisable at any time prior to its expiration date, or for one (1) year after the date of termination, whichever period is shorter.

Disability means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more. A determination that a Participant is disabled shall be made by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances.

(c)	By Retirement. In the event the employment of the Participant is terminated by reason of normal retirement or early retirement (as determined by the Committee), the portion of the Option not yet vested as of the effective date of such retirement shall be forfeited. The portion of the Option vested as of the effective date of such retirement shall remain exercisable at any time prior to its expiration date, or for one (1) year after the effective date of such retirement, whichever period is shorter.

(d)	For Other Reasons. If the employment of the Participant shall terminate for any reason other than the reasons set forth in this Section 4(a) through 4(c) herein, the portion of the Option not yet vested as of the date of termination shall be forfeited. The portion of the Option vested as of the effective date of termination shall remain exercisable at any time prior to its expiration date, or for ninety (90) days after the effective date of termination, whichever period is shorter.

5. Change of Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change of Control of the Company during the Vesting Period and prior to the Participant’s termination of employment, all shares covered by this Stock Option shall immediately vest subject to applicable federal and state securities laws.

6. Restrictions on Transfer. Unless and until a Stock Option has been exercised, or the shares covered by such Stock Option have been issued, a Stock Option granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of shares covered by this Stock Option is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the shares covered by this Stock Option, the Participant’s right to such shares covered by this Stock Option shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

7. Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of shares of Stock or other securities, stock dividend, liquidation, dissolution, or otherwise, the number and class of common stock subject to this Stock Option, as well as the Exercise Price, shall be equitably adjusted by the Committee to prevent dilution or enlargement of rights.

8. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

9. Continuation of Employment. This Agreement shall not confer upon the Participant any right to continue employment with the Company or its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or its Subsidiaries’ right to terminate the Participant’s employment at any time.

10. Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to the shares subject to this Agreement until such time as the purchase price has been paid, and the shares have been issued and delivered to him or her.

11. Procedure for Exercise of Stock Option. This Stock Option may be exercised by delivery of written notice to the Company at its executive offices, addressed to the attention of the Secretary of the Company. Such notice: (a) shall be signed by the Participant or his or her legal representative; (b) shall specify the number of full shares then elected to be purchased with respect to the Stock Option; (c) unless a Registration Statement under the Securities Act of 1933 is in effect with respect to the shares to be purchased, shall contain a representation by the Participant that the shares are being acquired by him or her for investment and with no present intention of selling or transferring them, and that he or she will not sell or otherwise transfer the shares except in compliance with all applicable securities laws and requirements of any stock exchange upon which the shares may then be listed; and (d) shall be accompanied by payment in full of the Exercise Price of the shares to be purchased, and the Participant’s copy of this Agreement.

The Exercise Price upon exercise of this Stock Option shall be payable to the Company in full either: (a) in cash; (b) by personal, certified or cashiers’ check payable to the order of the Company; (c) by tendering either actually or constructively by attestation, shares of Stock having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, provided that such shares are not the subject of any pledge or other security interest and have been owned by the Participant for at least six (6) months; (d) by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of Stock acquired upon exercise of the Stock Option and to remit to the Company a sufficient portion of the sales proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise; (e) by other property deemed acceptable by the Committee; or (f) by a combination of (a), (b), (c), (d), or (e).

In the event the Participant chooses to pay the purchase price by previously owned shares through the attestation method, the number of shares issued to the Participant upon the exercise of the Stock Option shall be net of the shares attested to.

As promptly as practicable after receipt of notice and payment upon exercise, the Company shall cause to be issued and delivered to the Participant or his or her legal representative, as the case may be, certificates for the shares so purchased, which may, if appropriate, be endorsed with appropriate restrictive legends. The share certificates shall be issued in the Participant’s name (or, at the discretion of the Participant, jointly in the names of the Participant and the Participant’s spouse). The Company shall maintain a record of all information pertaining to the Participant’s rights under this Agreement, including the number of shares for which his or her Stock Option is exercisable. If the Stock Option shall have been exercised in full, this Agreement shall be returned to the Company and canceled.

12. Miscellaneous.

(a)	This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)	The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely impairs the Participant’s rights under this Agreement, without the written consent of the Participant.

(c)	The Committee may limit the Participant’s methods for exercising a Stock Option in the event that such exercise will cause unfavorable accounting treatment to the Company.

(d)	The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law to be withheld with respect to any exercise of the Participant’s rights under this Agreement.

The Participant may elect, subject to any procedural rules adopted by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Stock having an aggregate Fair Market Value on the date the tax is to be determined, equal to the amount required to be withheld.

(e)	The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.

(f)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(g)	All obligations of the Company under the Plan and this Agreement, with respect to a Stock Option, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(h)	To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

(i)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware without giving effect to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Grant.

ICF INTERNATIONAL, INC.:

By:
Name: Sudhakar Kesavan Chairman and Chief Executive Officer

PARTICIPANT:

[Name]